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                                                                    EXHIBIT 99.1

      NEWS RELEASE, DATED 11/4/99



[LOGO OF GTE]  [LOGO OF BELL ATLANTIC]
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FOR IMMEDIATE RELEASE                            CONTACT:
NOVEMBER 4, 1999                                 SUSAN KRAUS, BELL ATLANTIC
                                                 212-395-2355
                                                 susan.kraus@bellatlantic.com

                                                 PETER THONIS, GTE
                                                 972-507-5367
                                                 peter.thonis@hq.gte.com



                             BELL ATLANTIC AND GTE
                     ANNOUNCE LEADERSHIP FOR MERGED COMPANY

         NEW YORK AND IRVING, TEXAS - GTE Chairman and CEO Charles R. Lee and Bell Atlantic Chairman and CEO Ivan Seidenberg announced today the broad organization of the company to be formed through the Bell Atlantic-GTE merger, and designated six executives to fill key positions upon completion of the transaction.

         Three of those executives -- Lawrence T. Babbio, Jr., Michael T. Masin and Frederic V. Salerno - will be named vice chairmen with specific responsibilities as described below.

         As previously announced, Lee and Seidenberg will be co-CEOs and chairman and president, respectively, of the new company. They will be the inside directors on the new company's board, along with a set of outside directors drawn from the two companies' existing boards. The executives designated today will report to Lee and Seidenberg.

         Babbio, currently Bell Atlantic president and COO, has been designated president as well as vice chairman, with responsibility for the new company's domestic wireline business. He will also be responsible for long distance, information technology, procurement services and technology research.

                                    - more -
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Bell Atlantic/GTE News Release, p. 2


         Masin, currently GTE vice chairman and president of GTE International, also has been designated president as well as vice chairman, with responsibility for international wireline and wireless operations, international connectivity, domestic and international directory and information services, and GTE Internetworking.

         Dennis F. Strigl, chairman and CEO of Bell Atlantic's Global Wireless Group, has been designated executive vice president of the new company, and president of its domestic wireless business, which ultimately will include the U.S assets of Vodafone AirTouch.

         When the Vodafone AirTouch transaction is completed, Strigl will join the board of the new wireless venture, along with Seidenberg, who will chair this board, Babbio, Masin and three representatives from Vodafone AirTouch, including Vodafone AirTouch chief executive Chris Gent.

         Salerno, currently Bell Atlantic senior executive vice president and chief financial officer, has been designated chief financial officer of the new company as well as vice chairman, and will head the corporate Finance group.

         William P. Barr has been designated executive vice president and general counsel, heading up the Legal, Regulatory and Government Affairs group. Barr is currently GTE executive vice president - Government and Regulatory Advocacy and general counsel.

         J. Randall MacDonald, GTE executive vice president - Human Resources and Administration, has been designated executive vice president of human resources for the new company.

         The designated executives will be based at the new company's headquarters in New York City.

         "As we move closer to the completion of our merger, I believe more strongly than ever that we are creating one of the top telecommunications companies in the world," Lee said. "It will be the role of these key leaders to help further define how we structure within these broad umbrellas to ensure we come out of the blocks quickly once our merger is approved, and capture the tremendous growth in our industry."

                                   - more -
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Bell Atlantic/GTE News Release, p. 3

         "Today we have created a framework in which we can align our two companies and build upon our respective strengths," Seidenberg said. "We have also made choices from two of the deepest management teams in the industry. Our designated executives will have the accountability and decision-making authority necessary to start the next phase of merger planning."

         Bell Atlantic and GTE announced a merger of equals in July 1998 that will create the leading U.S. wireline and wireless communications provider, with more than 60 million access lines and 21 million wireless customers. To date, shareowners of both companies have approved the merger, and the Department of Justice has cleared the merger. Regulators in 7 states and the Federal Communications Commission are currently considering the public interest benefits of the merger. More information on the merger is available at Bell Atlantic's News Center on the World Wide Web (http://www.ba.com) or at GTE's homepage (http://www.gte.com).

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